Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS CONTINUED PROFITABILITY
FOR THE THIRD QUARTER OF 2010 AND
A DECLINE IN NONPERFORMING ASSETS

Midlothian, Virginia, October 28, 2010.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the third quarter of 2010.  For the three months ended September 30, 2010, the Company had net income of $334,000 and net income available to common shareholders of $112,000, or $0.03 per fully diluted share, compared to a net loss of $(2,771,000) and a net loss available to common shareholders of $(2,992,000), or $(0.71) per fully diluted share, for the same period in 2009.

The profit in the third quarter of 2010 continues a profitable year which has shown a marked improvement over 2009.  For the nine months ended September 30, 2010 the Company had net income of $1,282,000 and net income available to common shareholders of $622,000 or $0.15 per fully diluted share.  This represents a significant improvement over the net loss of $(4,628,000) and net loss available to common shareholders of $(4,996,000) recorded for the same period in 2009.  The key factors causing this improvement were an increasing net interest margin, lower loan loss provisions, and higher noninterest income, partially offset by increased noninterest expense, in particular salaries and benefits.

Third Quarter 2010 Highlights

➢
Our net interest margin improved to 3.74% for the three months ended September 30, 2010 from 3.46% at June 30, 2010 and 3.17% for the same period in 2009.  This improvement resulted in an increase in net interest income before provision for loan losses of $716,000, or 17%, from $4,325,000 in 2009 to $5,041,000 in 2010.  For the nine month period, our net interest margin improved from 3.12% in 2009 to 3.48% in 2010, and net interest income increased from $12,399,000 in 2009 to $14,158,000 in 2010, an increase of 14%.

➢
The impact on earnings from deteriorating asset quality has continued to decline in the third quarter of 2010.  We recorded a provision for loan losses of $1,410,000 for the third quarter of 2010 compared to a provision of $6,000,000 for the same period in 2009.  However, expenses and write-downs related to foreclosed assets increased to $327,000 for the third quarter of 2010 from $112,000 for the same period in 2009.  For the nine month period, the provision declined from $10,200,000 in 2009 to $3,150,000 in 2010, and expenses and write-downs related to foreclosed assets remained stable at $1,009,000 in 2010 compared to $1,057,000 in 2009.

➢
Pre-tax, pre-provision earnings remained strong in the third quarter of 2010.  Pre-tax, pre-provision earnings amounted to $1,916,000 for the third quarter of 2010, an increase of $114,000, or 6%, compared to the $1,802,000 for the third quarter of 2009, and a slight decrease of $21,000, or 1%, compared to the $1,937,000 for the second quarter of 2010.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, decreased from $42,922,000 at June 30, 2010 to $36,884,000 at September 30, 2010, a decrease of $6,038,000 or 14%.

➢	The Bank’s total risk-based capital ratio remained stable at 11.82% at September 30, 2010 compared to 11.83% at June 30, 2010. The Company and the Bank remained well capitalized at September 30, 2010.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Our continued profitability in 2010 is very encouraging, however I am most encouraged about the significant decline of 14% in nonperforming assets in the third quarter.  Nonperforming assets are not only a continuing drag on earnings, but also cast a negative reflection on the financial strength of the Bank.  Decreasing the level of nonperforming assets has been a top priority for our management team and we have committed significant resources to this goal.  Accordingly, it is gratifying to me that this commitment is starting to pay off.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended September 30, 2010 was $5,041,000, an increase of $716,000, or 17%, over net interest income of $4,325,000 for the same period in 2009.  This increase is due to an improving net interest margin, primarily as a result of a declining cost of funds, which declined from 3.14% for the third quarter of 2009 to 2.06% for the third quarter of 2010.

Our net interest margin has increased each quarter over the last twelve months as reflected in the following table:

Quarter Ended

September 30, 2009	3.17%
December 31, 2009	3.22%
March 31, 2010	3.26%
June 30, 2010	3.46%
September 30, 2010	3.74%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $1,410,000 for the three months ended September 30, 2010 compared to $6,000,000 for the same period in 2009.  The decrease in the provision for loan losses in 2010 reflects management’s recognition of higher provisions in previous periods attributable to the Bank’s current level of nonperforming assets.  However, overall asset quality continues to be a concern as there continues to be uncertainty in the economy and the level of nonperforming assets remains significant.  There is some reason for optimism, however, as the amount of nonperforming assets has declined the last two quarters.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2010	2010	2010	2009	2009

Nonaccrual loans
Number	117	132	130	123	117
Amount	$23,943	$31,106	$33,255	$25,913	$21,916
Other real estate owned	12,941	11,816	10,715	11,279	11,249

Nonperforming assets	$36,884	$42,922	$43,970	$37,192	$33,165

Percentage of total assets	6.32%	7.08%	7.14%	6.18%	5.35%

We are encouraged by the 14% decline in nonperforming assets during the third quarter.  As discussed in previous press releases, we have allocated significant resources to bolster collections, workouts and the disposition of nonperforming assets.  However, given the continued uncertainty in the economy, nonperforming assets may increase in the future.

In addition to the nonperforming assets at September 30, 2010, there were nine loans past due 90 days or more and still accruing interest totaling $738,000.  We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.  The amount of loans past due 90 days or more and still accruing interest is at the lowest level it has been since June 30, 2009 and is down significantly from the $4,787,000 at December 31, 2009.

Mr. Winfree added, “We have made significant headway in addressing nonperforming assets and improving profitability in 2010.  While we recognize that the economy is still sluggish and we cannot predict future losses, we continue to believe the worst is behind us.  As we have been able to obtain possession of collateral underlying nonperforming loans, we have demonstrated that we can sell the assets at values approximating carrying value resulting in no additional loss to the Bank.  This validates our ability to assess the fair value of these assets and record any losses prior to actual sale.  Thus we believe that the remaining nonperforming assets have been written down to a reasonable realizable value in today’s depressed real estate market and that significant future write-downs should not be necessary.”

Mr. Winfree continued, “Our profitability in every quarter of 2010 demonstrates the strength of our core earnings to absorb the continued historic provisions for loan losses and expenses associated with foreclosed real estate.  The strength of the core earnings as well as the declining nonperforming assets makes me optimistic about the future and our ability to continue to be a financially strong Bank.  I want to thank our shareholders for their continued support during these very troubling times, and want to reassure you that we are doing the right things to ensure we will emerge as a strong and viable financial institution.”

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2010	2010	2010	2009	2009

Loans 90 days past due and
still accruing	$738	$959	$2,535	$4,787	$1,661

Nonaccrual loans	23,943	31,106	33,255	25,913	21,916

Other real estate owned	12,941	11,816	10,715	11,279	11,249

Allowance for loan losses
Beginning balance	$9,500	$9,091	$10,522	$9,527	$9,618
Provision for loan losses	1,410	1,240	500	3,020	6,000
Charge-offs	(1,091)	(954)	(2,114)	(2,026)	(6,091)
Recoveries	-	123	183	1	-
Ending balance	$9,819	$9,500	$9,091	$10,522	$9,527

Ratios
Allowance for loan losses to
Loans, net of unearned income	2.14%	2.05%	1.96%	2.25%	2.02%
Nonaccrual loans	41.01%	30.54%	27.34%	40.61%	43.47%
Nonperforming assets to total assets	6.32%	7.08%	7.14%	6.18%	5.35%

As demonstrated in the above schedule, the allowance for loan losses has remained relatively stable over the last five quarters even though the provisions for loan losses have been significant.  This is primarily a result of the significant charge-offs that have been recognized over the indicated periods.

Noninterest Income

Noninterest income increased from $2,394,000 for the three months ended September 30, 2009 to $2,662,000 for the same period in 2010, an increase of $268,000, or 11%.  This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as increased rental income from our headquarters building at the Watkins Centre which is currently over 90% leased.  Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of the addition of a loan production office in Northern Virginia as well as improved performance from some of our existing loan originators.

Noninterest Expense

Noninterest expense increased from $4,917,000 for the three months ended September 30, 2009 to $5,787,000 for the same period in 2010, an increase of $870,000 or 18%.  This increase is primarily attributable to an increase in salaries and benefits of $462,000 attributable to the addition of the mortgage company’s loan production office in Northern Virginia as well as the startup of a financial services division of the Bank, and an increase in expenses associated with foreclosed real estate of $216,000.  We believe that expenses associated with foreclosed real estate will continue to be significant as we work through the disposition of nonperforming assets.

Consolidated Assets

Total assets decreased by $22,620,000, or 4%, to $583,879,000 at September 30, 2010 from $606,499,000 at June 30, 2010.  Liquid assets (cash and due from, federal funds sold and investment securities available for sale) declined by $20,347,000 as a result of a decline in deposits of $13,484,000 and the reduction of other borrowings of $9,151,000.  Of the decline in deposits, $9,726,000 is attributable to a decline in money market accounts as we have reduced interest rates paid on such deposits.  Other borrowings declined as we paid off a loan on our headquarters building at the Watkins Centre.

Total assets at September 30, 2010 represent a decrease of $18,114,000, or 3%, from total assets of $601,993,000 at December 31, 2009.  A decline in liquid assets of $28,294,000 resulted from a decrease in net loans of $8,236,000, the funding of an increase in loans held for sale of $19,016,000, a decrease in deposits of $8,232,000, and the reduction of other borrowings of $10,295,000.

Deposits and Other Borrowings

Deposits decreased by $13,484,000, or 3%, from $503,537,000 at June 30, 2010 to $490,053,000 at September 30, 2010.  Checking and savings accounts decreased by $6,446,000, money market accounts decreased by $9,726,000 and time deposits increased by $2,688,000.

Deposits at September 30, 2010 decreased by $8,232,000, or 2%, from $498,285,000 at December 31, 2009.  Checking and savings accounts decreased by $596,000, money market accounts decreased by $22,503,000 and time deposits increased by $14,867,000.

Our strategy has been to adjust our interest rates on deposit accounts to encourage movement from money market accounts to longer term certificates of deposit to lengthen the maturities of our liabilities with the expectation that interest rates will move higher over the long-term.  The cost of our interest bearing deposits declined to 1.90% for the third quarter of 2010 compared to 2.68% for the fourth quarter of 2009.

Other borrowings decreased by $10,295,000, or 68%, during the nine months ended September 30, 2010, from $52,593,000 at December 31, 2009 to $42,298,000 at September 30, 2010.  This decline is primarily a result of the pay off of a loan on our headquarters building at the Watkins Centre.  The cost of borrowings declined to 3.47% for the third quarter of 2010 compared to 4.15% for the fourth quarter of 2009 primarily as a result of the refinance of advances from the Federal Home Loan Bank.

Equity

Consolidated stockholders’ equity totaled $48,956,000 at September 30, 2010, which represented a book value of $8.03 per common share.  At September 30, 2010, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin which is calculated by dividing net interest income by total average earning assets.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2010	2009

Balance Sheet Data
Total assets	$583,879	$601,993
Investment securities	28,312	54,857
Loans held for sale	26,522	7,506
Loans, net	448,811	457,047
Deposits	490,053	498,285
Borrowings	42,298	52,593
Stockholders' equity	48,956	47,848
Book value per share	$8.03	$7.81
Total shares outstanding	4,238,416	4,230,628

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.14%	2.25%
Nonaccrual loans	41.01%	40.61%
Nonperforming assets to total assets	6.32%	6.18%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$7,660	$8,334	$22,637	$25,115
Interest expense	2,619	4,009	8,479	12,716
Net interest income before
provision for loan losses	5,041	4,325	14,158	12,399
Provision for loan losses	1,410	6,000	3,150	10,200
Noninterest income	2,662	2,394	7,859	5,877
Noninterest expense	5,787	4,917	16,925	15,088
Income tax expense (benefit)	172	(1,427)	660	(2,384)
Net income (loss)	334	(2,771)	1,282	(4,628)
Net income (loss) available to
common shareholders	112	(2,992)	622	(4,996)
Income per share
Basic	$0.03	$(0.71)	$0.15	$(1.18)
Diluted	$0.03	$(0.71)	$0.15	$(1.18)

Performance Ratios
Return on average assets	0.22%	(1.81)%	0.28%	(1.05)%
Return on average equity	2.65%	(18.60)%	3.43%	(11.46)%
Net interest margin	3.74%	3.17%	3.48%	3.12%
Efficiency	75.13%	73.18%	76.87%	82.55%

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